Exhibit 10.37
Individual Statement of Terms and Conditions of
Employment
Pursuant to the Employment Rights Act 1996
In accordance with the provisions of the above Act, the following statements set out details of the terms and conditions, which govern your employment with COMVERSE INFOSYS UK LIMITED.
1.0	Employment Details
1.1	Name of Employer

COMVERSE INFOSYS UK Limited (“Comverse”)

1.2	Name of Employee

David Parcell

1.3	Place of Employment

Comverse Infosys UK Limited Hertford Place Denham Way Rickmansworth Hertfordshire WD3 2XF
2.0	Date of Employment
2.1	Your date of employment with Comverse commenced on May/1/2001.
3.0	Employee Handbook
3.1	You shall comply with all policy requirements and procedures laid down in the Employee Handbook.
4.0	Job Title/Position
4.1	You are employed as Managing Director, Comverse Infosys, Europe.

4.2
Your duties consist of those normally associated with such an appointment and such other duties as may be reasonably allocated to you by Comverse. As Managing Director you will have full profit and loss responsibility for certain Comverse Infosys operations in Europe.

4.3	You will be reporting to the CEO.

5.0	Conflicts of Interest
5.1
You have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. This policy establishes only the framework within which Comverse wishes the business to operate. The purpose of these guidelines is to provide general direction so that employees can seek further clarification on issues related to the subject of acceptable standards of operation.

5.2
Transactions with outside firms must be conducted within a framework established and controlled by the executive level of Comverse. Business dealings with outside firms should not result in unusual gains for those employees involved. Unusual gain refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit either Comverse, the employee, or both. Promotional plans that could be interpreted to involve unusual gain require specific executive-level approval.

5.3
An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with you is similar to that of persons who are related by blood or marriage.

5.4
No “presumption of guilt” is created by the mere existence of a relationship with outside firms. However, if you have any influence on transactions involving purchases, contracts, or leases, it is imperative that you disclose to your manager as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

5.5
Personal gain may result, not only, in cases where an employee or relative has a significant ownership in a firm with which Comverse does business, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving Comverse.

6.0	Outside Employment
6.1
You may only hold outside employment once this has been approved in writing by your Manager and as long as you meet the performance standards of your job with Comverse. All employees will be judged by the same performance standards and will be subject to Comverse’s schedule demands, regardless of any existing outside work requirements.

6.2
If Comverse determines that your outside work interferes with your performance or your ability to meet Comverse’s requirements, as modified from time to time, you may be required to terminate the outside employment if you wish to remain employed by Comverse.

6.3
Outside employment that constitutes a conflict of interest is prohibited. Employees may not receive any income or material gain from individuals outside Comverse for materials produced or services rendered while performing their jobs at Comverse.

6.4	Outside employment includes any form of business, consultancy, self-employment or direct employment by another business.
7.0	Salary
7.1	Salary
Your current basic salary is £162,000 per annum.
You will be entitled to an annual bonus of up to £38,000. 50% of this bonus will be based on achieving annual bookings target and 50% on achieving annual contribution margin in each fiscal year, in Europe and in Comverse Infosys, Inc (worldwide). The detailed bonus plan for 2001 will be jointly finalized by May 1, 2001.

Basic salary, will be paid by direct transfer into your nominated bank account on the 25th or the first working day thereafter of each calendar month.
Bonuses will be paid by direct transfer into your nominated bank account not later than 45 days following the end of each fiscal year (currently, fiscal year ends at Jan/31/ of each year).
On joining or leaving during the course of the month you will be paid 1/261 of your annual salary for each day worked.
7.2	Salary Review
Your salary will be reviewed annually with effect from 1 February in each year.
7.3	Pay Deductions
7.3.1
The law requires that Comverse make certain deductions from every employee’s salary. Among these are Income Tax and National Insurance contributions according to the limits specified by the Inland Revenue and Department of Social Security.

7.3.2
When your employment is terminated deductions may be made for, but not limited to, excess holiday taken, in accordance with this clause, the balance of any loans or advances outstanding, in accordance with the relevant loan agreement, and the value of any items of Comverse’s property which are not returned, or are returned in a damaged condition

8.0	Company Car
8.1	You will be provided with a leased company car to the monthly value of £750 per month or a monthly allowance of £937.5 in lieu of a car and all other related expenses.

9.0	Other Benefits
9.1
You are entitled to join Comverse’s non-contributory life assurance, critical illness insurance, permanent health insurance and private medical insurance schemes. Details of all these schemes are available from the Human Resources Department. Comverse reserves the right to amend or withdraw these schemes at any time.

9.2
You will be eligible to participate in the Comverse Infosys Stock option Plan (the “Infosys Options”). You will be granted one hundred thousand (100,000) options. Twenty-five percent (25%) of the Infosys options shall vest on May 2002 with the three remaining twenty-five percent (25%) instalments vesting each year anniversary thereafter. The exercise price for these options is $2.0.

9.3
Comverse will reimburse you for all expenses properly incurred by you in the performance of your duties provided that you submit to Comverse such vouchers or other evidence of actual payments of such expenses as the company may reasonably require. Expenses should be submitted at least once a month and should be completed on the correct form.

10.0	Company Sponsored Personal Pension Scheme
10.1
Comverse operates a group personal pension scheme that is administered and managed by an independent third party (hereafter referred to as “the Pension Provider”). All Contributions to the scheme are paid directly to the Pension Provider and all assets of the scheme are controlled by the Pension Provider. Comverse has no financial interest in the scheme.

10.2	The contributions to the scheme which Comverse and you are required to make are shown on the following table.

Employee Contribution	Comverse Contribution
(% of basic salary)	(% of basic salary)
0% to 3%	4.0%
4%	5.0%
5% or more	6.0%

10.3	Further details of and application forms for the pension scheme will be provided by the Human Resources Department or the Broker appointed by Comverse to administer the scheme.
10.4	A ‘contracting out certificate’ under the Pension Schemes Act 1993 is not in force for this employment.
11.0	Annual Leave Entitlement
11.1	You are entitled to 25 days paid annual leave per annum in addition to Public Holidays. The annual leave year runs from 1 September to 31 August the following year.
11.2	Holiday leave must be arranged in accordance with the Company Annual Leave policy, which is contained in the Employee Handbook.
11.3	For all other types of leave or time off, you should also refer to the Company Annual Leave policy.
12.0	Public Holidays
12.1	The public holidays referred to in Clause 11.0 are as follows:
Christmas Day
Boxing Day
New Years Day
Good Friday
Easter Monday
May Day
Spring Holiday
Late Summer Holiday
12.2	Where any Public Holiday falls on a Saturday or Sunday an alternative day will be given by Comverse at its discretion.
12.3	Comverse reserves the right to require you to work on these Public Holidays, with an alternative day off given in lieu.

13.0	Annual Leave on Termination of Employment
13.1
Upon termination of employment as a permanent employee you will be paid for any unused annual leave that has been accrued up to your last complete month of work at the rate of 1/261 of your basic salary per day.

13.2	Basic salary does not include overtime or any special forms of pay such as incentives, commissions, or bonuses, etc.
13.3
If you leave Comverse’s employment having taken more annual leave than has accrued to the date of termination you will be required to reimburse, by way of deduction from your final salary or other monies due to you, the excess annual leave taken at the rate of 1/261 of their basic salary per day.

13.4
All leave entitlement under this contract (your contractual entitlement) shall include whatever statutory entitlement you may have under the Working Time Regulations. All leave taken shall use up your statutory entitlement first, before your remaining contractual entitlement.

14.0	Absence, Sickness and Injury
14.1	You should refer to the Company Annual Leave Policy contained in the Employee Handbook for all details of obligations and entitlements relating to absence through sickness or injury.
15.0	Termination of Employment
15.1	Your employment can be terminated by yourself or COMVERSE by giving a 180 days advance notice to the other party in writing. The notice period will commence the day following receipt.

15.2	In the event of either party giving notice to terminate this Contract pursuant to Clause 15.0 hereof Comverse shall have the right should it choose to do so:
15.2.1
To require you not to return to work and/or not to undertake all or any of your duties during any period of notice, in this event you are required to remain reasonably available for work during your normal working hours.

15.2.2
To terminate your employment at any time prior to the expiry of the notice period and to make a payment to you in lieu of any un-expired period of notice, such payment representing the net salary, bonus and pension contributions that you would have received in respect thereof.

15.3	Notwithstanding the above provisions your employment may be terminated by Comverse without notice or payment in lieu of notice:
15.3.1	If you are guilty of any gross misconduct. Examples of acts which amount to gross misconduct are contained in the Disciplinary Procedure which is set out in the Employee Handbook.

15.3.2	If you are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).
15.4	Notice of termination of employment must be provided in writing and will commence the day following receipt.
15.5	Further matters relating to employment termination are set out in the Employee Handbook.
16.0	Retirement
The automatic age for retirement for all employees is 60 years. After age 60, further employment can only be arranged by agreement.

17.0	Return of Company Property
Upon the termination of your employment, howsoever occasioned, you shall forthwith deliver to Comverse (without retaining copies of the same) all plans, designs, specifications, price lists, details of customers, records (in whatever medium), documents, mobile phones, computers, office equipment, credit cards, entry cards, fuel cards, keys, accounts and papers of any description, including copies of the aforesaid and any other property of Comverse within your possession or under your control and relating to the affairs and business of Comverse.
18.0	Post Termination Restrictions
You acknowledge that you are likely to obtain in the course of your employment with Comverse, knowledge of trade secrets, know-how, product information, techniques, methods, lists, computer programmes and software and other confidential information relating to Comverse and its employees and clients, and in order to safeguard the legitimate business interests generally of Comverse and particularly to safeguard the goodwill of Comverse in connection with its clients and employees you agree to the restrictions set out in this clause.
You hereby undertake with Comverse as follows:
18.1	Confidentiality
You shall not, either during your employment under this agreement, otherwise than in the proper course of your duties, or thereafter, without the consent in writing of Comverse being first obtained, divulge to any person firm or company (and shall during the continuance of this Agreement use your best endeavours to prevent the publication or disclosure of) any confidential information of Comverse or any of its secrets, dealings or transactions whatsoever which may have come or may come to your knowledge during your employment or previously or otherwise and including but not limited to the following matters:
18.1.1	the working of any manufacturing process or invention or any other methods, formulae, technical data and know how used by or which relates to the business or products of Comverse;

18.1.2	lists of customers and potential customers of or suppliers and potential suppliers to Comverse and any other information collected by Comverse in relation to those customers or suppliers;

18.1.3	research and development strategies;

18.1.4	new products or services to be sold or supplied or proposed to be sold or supplied by Comverse, including research;

18.1.5	Comverse’s pricing lists and marketing policies and private terms of business relating to its customers and suppliers;

18.1.6	any systems methods or other computer software developed and used by Comverse;

18.1.7	the dealings or transactions or other business affairs of Comverse its finances or management accounts;

18.1.8	any information which Comverse has access to only by virtue of any obligation of confidence to any third party;

18.1.9	any personal information relating to other employees, including remuneration details.
18.2
This restriction shall cease to apply to information or knowledge which may (otherwise than by reason of the default by you) become available to the public generally without requiring a significant expenditure of labour skill or money.

18.3
You must not remove any documents or tangible items which belong to Comverse or which contain any confidential information from Comverse’s premises at any time without proper advance authorisation for any purpose beyond the scope of your normal work.

18.4
You must, if requested by Comverse, delete all confidential information from any reusable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in your possession or under your control.

18.5
Any action by you that leads to the disclosure of such confidential information shall be grounds not only for dismissal but also (whether or not the employment has been terminated) for action against you for recovery of any loss incurred by Comverse as a result of such breach of confidence and contract.

18.6
You undertake with Comverse that during your employment and for the period twelve months after the termination of your employment and whether on your behalf or for any other person, firm or company, you will not (except with the prior written consent of Comverse):

18.6.1
directly or indirectly entice solicit or endeavour to entice or solicit away from Comverse any officer, senior employee (or consultant) of Comverse who possesses confidential information relating to Comverse or its customers or has significant customer contacts, and with whom you had significant contact on behalf of Comverse during the final year of your employment. “Senior employee” in this context shall include:

•	Marketing Director

•	Project Manager

•	Customer Services Manager

•	Technical Director

•	Sales Director

•	Business Development Manager

•	Technical Account Development Manager

•	HR Manager

•	Finance Manager

18.6.2	directly or indirectly entice solicit or endeavour to entice or solicit away from Comverse the business of any person, firm or company who at any time during the period of 12 months preceding the date of such termination was a customer of Comverse and with whom you had significant contact. For the purposes of this sub-clause ‘customer’ shall include any third party with whom Comverse was (during the said period of 12 months) in negotiation in respect of the provision of goods or services or to whom Comverse (during the said period) made or been requested to make an offer to provide goods or services
PROVIDED THAT neither of the restrictions set out in clauses 18.6.1 and 18.6.2 shall prevent you from soliciting customers for a purpose not connected with or not in competition with the business of Comverse.
18.6.3
within the Restricted Area and whether as employee, director, principal, agent, consultant or in any other capacity be directly or indirectly employed or engaged in or perform services for any business which shall be in competition with such part or parts of Comverse’s business as you were concerned to a material extent on behalf of Comverse during the final year of your employment.

18.7	Each of the restrictions set out in this clause constitutes an entirely separate, several and independent restriction on you.

18.8
While the restrictions are considered by you and Comverse to be reasonable in all the circumstances it is recognised that restrictions or the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of Comverse but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or area dealt with/range of activities covered thereby reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid or effective and any such modifications shall not thereby affect the validity of any other restrictions contained in this agreement.

18.9	For the purposes of this clause “Restricted Area” means Europe.
19.0	Alterations
The terms and conditions of your employment may be altered or varied by not less than one month notice being given to you.
20.0	Collective Agreements
There are no collective agreements relating to this employment.
21.0	This agreement will be governed by the laws of the UK.

22.0	Acceptance

I acknowledge that I have read the terms and conditions of my employment with COMVERSE INFOSYS UK Limited as set out in the above statement. I accept the position offered under the terms of this contract all other lawful rules and regulations of COMVERSE INFOSYS UK Limited from time to time in force and agree to abide by them.

Signed	/s/ David Parcell	Date 16/04/2001
(David Parcell)

Signed	/s/ Dan Bodner	Date 16/04/2001
(On behalf of COMVERSE)